Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts”, “Summary Financial Information and Other Data”, “Selected Historical Financial and Other Data”, and “Changes in and Disagreements with Accountants on Accounting and Financial Disclosures” and to the use of our report dated May 3, 2010 (except Note 16, as to which the date is October 18, 2010), in the Registration Statement (Amendment No. 4 to Form S-1 No. 333-166473) and related Prospectus of The Fresh Market, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Greensboro, North Carolina

October 18, 2010